Exhibit 10.34

FIRST AMENDMENT OF THE VISA EXCESS RETIREMENT BENEFIT PLAN

(As Amended and Restated effective as of January 1, 2008)

WHEREAS, the Visa Pension Benefits Committee has previously authorized certain changes to the Visa Retirement Plan (Pre-2002 Component) (the “Pre-2002 Plan”); and

WHEREAS, it is necessary to amend the Visa Excess Retirement Benefit Plan (as amended and restated effective January 1, 2008) (the “Excess Plan”) to reflect such changes to the Pre-2002 Plan; and

WHEREAS, the Visa Pension Benefits Committee has the authority to adopt this amendment pursuant to Section 8 of the Excess Plan.

NOW, THEREFORE, effective as of January 1, 2011, the Excess Plan shall be amended as follows:

1.      The second and third sentences of subparagraph (A) of Paragraph 3(a) Participant in the Pre-2002 Plan Only shall be deleted in their entirety.

2.      The first four sentences of subparagraph (B) of Paragraph 3(a) Participant in the Pre-2002 Plan Only shall be amended to read in full as follows:

(B)        The Retirement Income which would have been payable to such Participant or his Beneficiary under the Pre-2002 Plan (without regard to Appendix A) if the limitations imposed by Sections 401(a)(17) and 415 of the Code did not apply and if the benefit formula of 46.25% of the Participant’s Final Average Earnings were replaced with the benefit formula of 50% of the Participant’s Final Average Earnings less 50% of his social security amount, plus if the Participant retires on his Early Retirement Date and begins receiving Retirement Income for the rest of his life, the Participant’s “temporary social security supplement.”

3.      The second sentence of subparagraph (A) of Paragraph 3(b) Participant in the 2002 Plan Only shall be deleted in its entirety.

4.      The second and third sentences of subparagraph (A) of Paragraph 3(c) Participant in the Cash Balance Plan Only shall be deleted in their entirety.

5.      The last paragraph of Attachment A to Section 3(a)(B) of the Visa Excess Retirement Benefit Plan shall be amended to read in full as follows:

“Temporary social security supplement” means an additional monthly supplement commencing on a Participant’s elected payment date and terminating on the earlier of his Normal Retirement Date or his date of death. The temporary social security supplement is the product of (a) times (b) where:

(a) is  1/2 of his social security amount; and

(b) is the ratio of the Participant’s actual completed years and months of Benefit Service to 25 years, but in no event greater than 1. Notwithstanding the previous sentence, for a Participant who becomes eligible after December 31, 2010 to elect an Early Retirement Date (regardless of whether he terminates Employment by such date), (b) is the ratio of the Participant’s actual completed years and months of Benefit Service to the greater of (i) the Benefit Service the Participant would have completed had his Employment continued until his Normal Retirement Date (without regard to the cessation of Benefit Service crediting under the Retirement Plan after December 31, 2010) or (ii) 25 years.

To evidence the adoption of this First Amendment of the Excess Plan effective as of January 1, 2011, this document has been executed on behalf of the Visa Pension Benefits Committee by an authorized member thereof.

Visa Pension Benefits Committee

Dated: April 22, 2010	By: /s/ Rick Leweke

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